Exhibit 14.2

COOPER CAMERON CORPORATION

Code of Ethics
For
Management Personnel, including
Senior Financial Officers

Introduction.

This Code of Ethics for management personnel, including Senior Financial Officers, has been adopted by the Board of Directors of Cooper Cameron Corporation to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s officers and management personnel. It is an integral part of the Company’s Standards of Conduct applicable to the Company’s employees generally, but is set out in this special Code of Ethics because of the importance of the topic.

Applicability.

As used in this Code, the term Senior Financial Officer means the Company’s Chief Executive Officer, Chief Financial Officer and Controller.

Principles and Practices.

In performing his or her duties, each of the management personnel, including Senior Financial Officers, must:

     (1) conduct him or herself in an honest and ethical manner and avoid any actual or apparent conflict of interest as defined in the Company’s Standards of Business Conduct;

     (2) in the case of the Senior Financial Officers, report to the Audit Committee of the Board any conflict of interest that may arise, and any transaction or relationship that reasonably could be expected to give rise to a conflict, and in the case of all others, to senior management;

     (3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in its other public communications;

     (4) comply, and take all reasonable actions to cause others to comply, with applicable governmental laws, rules, and regulations; and

     (5) in the case of the Senior Financial Officers, promptly report violations of this Code to the Audit Committee, and in the case of all others, to senior management.

Waiver.

Any request for a waiver of any provision of this Code by or on behalf of any Senior Financial Officer must be in writing and addressed to the Audit Committee. Any waiver of this Code by or on behalf of any Senior Financial Officer will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability.

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.

Approved by the Board of Directors
on November 13, 2003